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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Precision Castparts Corp. of our report dated April 28, 2003 relating to the financial statements, which appears in Precision Castparts Corp.'s 2003 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K, as amended, for the year ended March 30, 2003. We also consent to the incorporation by reference of our report dated April 28, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K, as amended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon
September 22, 2003

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  Exhibit 23.1